               PRICING SUPPLEMENT NO. 1640 DATED 18 SEPTEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF A$31,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011,
    CURRENTLY TOTALING A$2,797,208,000 (A$2,055,403,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

1.     (i)   Issuer:                                   Queensland Treasury Corporation

       (ii)  Guarantor:                                The Treasurer on behalf of the Government of Queensland

2.           Benchmark line:                           2011
                                                       (to be consolidated and form a single series with QTC 6% Global A$
                                                       Bonds due 14 June, 2011, ISIN US748305C27)

3.           Specific Currency or  Currencies:         AUD ("A$")

4.     (i)   Issue price:                              101.470%

       (ii)  Dealers' fees and                         No fee or commission is payable in respect of the issue
             commissions paid by                       of the bond(s) described in this Pricing Supplement.
             Issuer:                                   Instead, QTC pays fees and commissions in accordance
                                                       with the procedure described in the QTC Offshore and
                                                       Onshore

                                                       Fixed Interest Distribution Group Operational
                                                       Guidelines.

5.           Specified Denominations:                  A$1,000

6.     (i)   Issue Date:                               21 September 2006

       (ii)  Record Date:                              6 June/6 December. Security will be ex-interest on and
                                                       from 7 June/7 December

       (iii) Interest Payment Dates:                   14 June/14 December

7.           Maturity Date:                            14 June 2011

8.           Interest Basis:                           6 per cent Fixed Rate

9.           Redemption/Payment Basis:                 Redemption at par

10.          Change of Interest Basis or               Not Applicable
             Redemption/Payment Basis:

11.    (i)   Status of the Bonds:                      Senior and rank pari passu with other senior,
                                                       unsecured debt obligations of QTC

       (ii)  Status of the Guarantee:                  Senior and ranks pari passu with all its other
                                                       unsecured obligations

12.          Method of distribution:                   Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.          Fixed Rate Note Provisions Applicable

       (i)   Rate(s) of Interest:                      6 percent per annum payable semi-annually in arrears

       (ii)  Interest Payment Date(s):                 14 June and 14 December in each year up to and
                                                       including the Maturity Date

       (iii) Fixed Coupon Amount(s):                   A$30 per A$1,000 in nominal amount

       (iv)  Determination Date(s):                    Not Applicable

       (v)   Other terms relating to the               None
             method of calculating interest for
             Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.          Final Redemption Amount:                  A$1,000 per bond of A$1,000 Specified Denomination

15.          Early Redemption Amount(s) payable on     Not Applicable
             redemption for taxation reasons or on
             event of default and/or the method
             of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.          Form of Bonds:                            Permanent Global Note not exchangeable for Definitive
                                                       Bonds

17.          Additional Financial Centre(s) or other   Not Applicable
             special provisions relating to Payment
             Dates:

18.          Talons for future Coupons or Receipts     No
             to be attached to Definitive Bonds
             (and dates on which such Talons
             mature):

19.          Other terms or special conditions:        Not Applicable

                                  DISTRIBUTION

20.    (i)   If syndicated, names and addresses of     Not Applicable
             Managers and underwriting commitments:

       (ii)  Date of Dealer Agreement:                 18 September 2006 (the "Trade Date")

       (iii) Stabilizing Manager(s) (if any):          Not Applicable

21.          If non-syndicated, name and address of    The Toronto Dominion Bank
             relevant Dealer:                          Level 24
                                                       9 Castlereagh Street
                                                       Sydney NSW 2000

22.          Whether TEFRA D or TEFRA C rules          TEFRA Not Applicable
             applicable or TEFRA rules not
             applicable:

23.          Additional selling restrictions:          Not Applicable

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:_______________________
        Duly authorized

                           PART B - OTHER INFORMATION

1.     LISTING

(i)    Listing:                  Bourse de Luxembourg.

(ii)   Admission to trading:     Application has been made for the bonds to be
                                 admitted to trading on the regulated market of
                                 the Bourse de Luxembourg with effect from the
                                 Issue Date.

2.     RATINGS

       Ratings:                  The bonds to be issued have been rated:

                                 S&P:              AAA
                                 Moody's:          Aaa

                                 An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard &
                                 Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                 Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                 A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.
                                 Each rating should be evaluated independently of any other rating.

3.     INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.     REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)    Reasons for the Offer:        See "Use of Proceeds" section in the
                                     prospectus supplement.

(ii)   Estimated net proceeds:       Not Applicable.

(iii)  Estimated total expenses:     Not Applicable.

5.     YIELD

       Indication of yield:          6.035%

                                     Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$
                                     Bond Facility on the Trade Date.

                                     The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.     OPERATIONAL INFORMATION

(i)    ISIN Code:                    US748305BC27

(ii)   Common Code:                  010926238

(iii)  CUSIP Code:                   748305BC2

(iv)   Any clearing system(s)        Not Applicable
       other than Depositary Trust
       Company, Euroclear Bank
       S.A./N.V. and Clearstream
       Banking, societe anonyme
       and the relevant
       identification number(s):

(v)    Delivery:                     Delivery free of payment

(vi)   Names and addresses of        Not Applicable
       additional Paying Agent(s)
       (if any):